Exhibit 5.1

Dinner Martin Attorneys One Capital Place | 3rd Floor P.O. Box 10190 Grand Cayman | KY1-1002 Cayman Islands dentons.com

Reebonz Holding Limited PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

Our ref: 1716-0002

27 June, 2019

Dear Sir or Madam,

REEBONZ HOLDING LIMITED

We have acted as Cayman Islands counsel to Reebonz Holding Limited (the “Company”) in connection with the Company’s Registration Statement of Form S-8 (the “Registration Statement”), to be filed with the United States Securities and Exchange Commission (the “Commission”) for registration under the United States Securities Act of 1933, as amended (the “Act”) of 733,758 ordinary shares, par value $0.0008 per share (the “Shares”) issuable by the Company pursuant to the Company’s 2018 Omnibus Equity Compensation Plan (the “Omnibus Plan”), the 2018 Share Option Plan (the “Share Option Plan”) and the Management Performance Plan (the “Performance Plan”, which together with the Omnibus Plan and the Share Option Plan are hereinafter referred to as the “Plans”).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed copies of the second amended and restated articles of association of the Company adopted by special resolution passed on 19 February 2019 (the “Memorandum and Articles”), the written resolutions of the board of directors of the Company dated 19 December 2018 approving the Omnibus Plan, the Share Option Plan and the Performance Plan (the “Option Plan Resolutions”).

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorized.

2.	When issued and paid for in accordance with the terms of the Plans as approved in the Option Plan Resolutions, and when appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

Delany Law ►Dinner Martin ►Maclay Murray & Spens ►Gallo Barrios Pickmann ►Muñoz ►Cardenas & Cardenas ►Lopez Velarde ►Rodyk ► OPF Partners ► 大成 ► McKenna Long

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REEBONZ HOLDING LIMITED June 27, 2019 Page 2	dentons.com

As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Law (2018 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2018 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above, and (d) upon the issue of any Shares, the consideration received by the Company shall be not less than the par value of such Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Yours faithfully,

DINNER MARTIN ATTORNEYS